Exhibit 99.1

BOB EVANS REPORTS FISCAL 2013 SECOND-QUARTER RESULTS

Bob Evans Restaurants’ net sales increase 1.4%; reports positive same-store sales of 1.0%. BEF Foods’ net sales increase 6.3%; volume up 16.1%

Company announces 2Q 2013 earnings per diluted share of $0.36; non-GAAP EPS, adjusted for restructuring and other items, is $0.53 for the quarter, up 12.8% from last year. Both results are reduced by approximately $2.0 million of unusual and Farm Fresh Refresh program expense items which equate to $0.05 per diluted share

Company to accelerate Farm Fresh Refresh restaurant remodeling program with 56% of the chain to be remodeled by the end of fiscal 2013, and all 565 restaurants to be completed by the end of fiscal 2014, one year earlier than the prior projection

Integration of Kettle Creations on schedule; a key component of BEF Foods’ strategy to aggressively grow its side dish business and internalize manufacturing capability; acquisition raises level of vertical integration from 55% to 82%

Company exploring strategic alternatives for its Mimi’s Café business segment

Company reaffirms fiscal year 2013 EPS guidance of $2.67 to $2.73. Board of Directors approves 27.5 cents per share dividend payable to shareholders of record as of November 26, 2012

Company raises long-term annual non-GAAP EPS growth guidance to 8 to 12 percent, from the previous guidance range of 7 to 10 percent

COLUMBUS, Ohio – November 19, 2012 – Bob Evans Farms, Inc (NASDAQ: BOBE) today announced its results for the fiscal 2013 second quarter ended Friday, October 26, 2012.

Second-quarter fiscal 2013 commentary

Chairman and Chief Executive Officer Steve Davis said the second-quarter operating results of the Company’s two Bob Evans-branded business segments, Bob Evans Restaurants and BEF Foods, reflect the positive impact of recent investments in growth and productivity initiatives designed to position the Company for continued sustainable revenue and profit growth in fiscal 2013 and beyond.

Davis noted, “Bob Evans Restaurants has generated positive same-store sales for three of the last four quarters based upon our guests’ favorable reactions to both the Farm Fresh Refresh remodeling program and our launch of value-oriented sales layers available at every day part. All of our sales layers – dine-in, carryout, bakery and catering – are contributing to both the revenue and margin lift we are generating through the Farm Fresh Refresh remodels. In response to consistently high returns on investment, positive guest feedback, and operating results, we are accelerating the rollout of the Farm Fresh Refresh program. We now expect to have the entire chain remodeled by the end of fiscal 2014, one year ahead of our original plan.

Fiscal 2013 – Quarter 2 p 1

“BEF Foods is also performing well with positive volume gains in three of the last four quarters. Our high-growth refrigerated side dish business, up more than 12% during the second quarter, and food service business, up more than 44% during the second quarter, continue to drive revenue growth and enhance the margin structure of the business. The acquisition of the Kettle Creations® brand and manufacturing facility at the beginning of the second quarter raises the level of vertical integration within BEF Foods to 82%, and enables us to continue growing and innovating economically with side dish products to serve our retail and food service customers.”

Davis continued, “The sustainability and long-term growth potential of the transformations we have achieved in our core Bob Evans Restaurants and BEF Foods segments provide us with the confidence to raise our long-term annual non-GAAP EPS growth guidance to 8 to 12 percent, from the previous guidance range of 7 to 10 percent. Furthermore, the strategic fit and long-term growth potential of Mimi’s Café relative to our other businesses prompted us to initiate a process to evaluate our strategic alternatives for that segment, including but not limited to a potential sale. We have been working with our independent financial advisor, Lazard, to assist us in that process.”

Second-quarter fiscal 2013 consolidated results

The Company reported consolidated operating income of $16.8 million in the second quarter of fiscal 2013. The second-quarter results include the negative net pretax impact of $7.2 million, or $4.8 million after-tax, from the following items:

•	$1.2 million in noncash charges for impairment of a non-operating property in Bob Evans Restaurants that increased the SG&A line

•	$0.3 million income for a gain on the sale of assets in Bob Evans Restaurants that decreased the SG&A line

•	$1.5 million in noncash charges for straight-line rent adjustments in Mimi’s Café that increased the other operating expenses line

•	$0.6 million in charges for strategic activities in Mimi’s Café that increased the SG&A line

•	$1.0 million in charges for merger and acquisition related costs in BEF Foods that increased the SG&A line

•	$3.2 million in charges for severance and retention payments in BEF Foods that increased the SG&A line

Excluding the $7.2 million negative net impact of these charges, the Company’s second quarter fiscal 2013 reported operating income would have been approximately $24.0 million, or 5.8 percent of net sales.

Fiscal 2013 – Quarter 2 p 2

Earnings per diluted share for the second quarter of fiscal 2013 were $0.36. Excluding the net negative impact of the aforementioned charges, non-GAAP diluted earnings per share would have been $0.53. Both results were reduced by approximately $2.0 million of unusual and Farm Fresh Refresh program expense items, which equate to $0.05 per diluted share. These items are comprised of additional other operating expenses to support our Farm Fresh Refresh program; as well as several large unusual items, including a product recall in SG&A of the BEF Foods segment and accruals for lawsuits that impacted SG&A of both restaurant segments.

The Company reported consolidated operating income of $21.3 million in the second quarter of fiscal 2012. The second quarter fiscal 2012 results included a negative net pretax impact of $2.1 million, or $1.4 million after-tax, from the following items:

•	$2.4 million primarily in fixed asset impairment charges and other physical assets in Bob Evans Restaurants that increased the SG&A line

•	$0.3 million in severance charges in Mimi’s Café that increased the SG&A line

•	$0.6 million net gain in the BEF Foods segment primarily related to the sale of a distribution facility that decreased the SG&A line

Excluding the $2.1 million negative net impact of these charges, the Company’s second quarter fiscal 2012 reported operating income would have been approximately $23.4 million, or 5.8 percent of net sales.

Earnings per diluted share for the second quarter of fiscal 2012 were $0.42. Excluding the net negative impact of the aforementioned charges, non-GAAP diluted earnings per share would have been $0.47.

During the second quarter of fiscal 2013, the effective tax rate recorded by the Company was 32.3%.

As a result of the items noted above, the Company uses non-GAAP financial measures excluding those items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding the items noted above.

Second-quarter fiscal 2013 consolidated income statement summary

Below is a summary of the Company’s consolidated second-quarter fiscal 2013 income statement.

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Net sales – Consolidated net sales were $410.9 million in the second quarter of fiscal 2013, a 0.9 percent increase, compared to $407.2 million in the second quarter of fiscal 2012. This growth was the result of a net sales increase in the BEF Foods segment as well as new restaurant and same-store sales increases at Bob Evans Restaurants, partially offset by same-store sales declines at Mimi’s Cafe.

Fiscal 2013 – Quarter 2 p 3

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Operating income – Consolidated non-GAAP operating income was $24.0 million, or 5.8% of net sales, in the second quarter of fiscal 2013, compared to $23.4 million, or 5.8% of net sales, in the second quarter of fiscal 2012. The improvement was due to strength at BEF Foods, partially offset by incremental costs from investments at Bob Evans Restaurants and same-store sales declines at Mimi’s Café.

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Net interest expense – The Company’s net interest expense was $1.5 million in the second quarter of fiscal 2013, compared to $2.0 million in fiscal 2012. The decrease in net interest expense in the second quarter of fiscal 2013 was a result of principal repayments on our private placement debt, partially offset by interest on incremental borrowings on our low-cost variable-rate revolving credit facility.

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Income taxes – The Company’s non-GAAP effective tax rate in the second quarter of fiscal 2013 was 32.9 percent, compared to 34.1 percent in the second quarter of fiscal 2012. The lower effective tax rate in fiscal 2013 reflects the impact of settlements with certain taxing authorities.

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Diluted weighted-average shares outstanding – The Company’s diluted weighted-average shares outstanding were 28.5 million in the second quarter of fiscal 2013, compared to 30.1 million in the second quarter of fiscal 2012. The Company did not repurchase any shares in the second quarter of fiscal 2013. The Company repurchased 877,417 shares for $26.6 million in the second quarter of fiscal 2012.

Second-quarter fiscal 2013 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ fiscal 2013 second-quarter non-GAAP operating income was $20.7 million, or 8.4 percent of net sales, compared with $23.4 million, or 9.6 percent of net sales, last year. The primary drivers of the decrease in profitability were: $2.4 million of increases in SG&A due to higher costs associated with the Company’s 401k Plan and long-term incentives, incremental training costs along with the full year effect of unfilled headcount from the earlier part of last year, and incremental legal accruals; investments in restaurant supplies and pre-opening expenses for the Farm Fresh Refresh remodeling program; and $1.1 million in incremental depreciation primarily related to the remodel program. These items were partially offset by positive same-store sales of 1.0 percent and the beneficial sales effect of new restaurants.

When a restaurant is refreshed, it is closed for an average of five to seven days. During the second quarter the Company refreshed 45 restaurants (which we define as “transitional” restaurants) with a total of 290 closed restaurant days. During the second quarter of last year, the Company refreshed 31 restaurants with a total of 221 closed restaurant days. The Company refreshed 81 restaurants during the first half of fiscal 2013 with a total of 544 closed restaurant days. During the first half of fiscal 2012, the Company refreshed 33 restaurants with a total of 228 closed restaurant days. As part of the refresh process, the Company also incurs pre-opening expenses for training restaurant staff to operate the restaurant more efficiently and local marketing to support re-opening sales. A typical restaurant yields positive cumulative profit flow-through by the twelfth week to offset: the opportunity cost of lost sales due to closed restaurant days; initial operational inefficiencies; and pre-opening expenses.

Fiscal 2013 – Quarter 2 p 4

Prior to the second quarter, 155 restaurants were completed. The refreshed restaurants are on-track to deliver the incremental five percent sales lift and 20 percent returns achieved in Dayton, Ohio, the Company’s first refresh market.

By the third quarter, our total Farm Fresh Refresh initiative is projected to reach critical mass. At that point, the cumulative profit contribution of the refreshed restaurants is expected to exceed the negative impact of closed restaurant days and pre-opening expenses in the transition markets; which supports the Company’s reaffirmation of its fiscal 2013 earnings per share guidance of $2.67 to $2.73. Further supporting the reaffirmation is year-over-year positive sales growth (on top of the initial first year post-remodel sales lift) in the Dayton, Ohio, market.

Net sales – Bob Evans Restaurants’ net sales were $246.3 million in the second quarter of fiscal 2013, compared with sales of $242.8 million in the corresponding period last year. The increase of approximately 1.4 percent was driven by the 1.0 percent increase in same-store sales, with the remainder coming from new restaurants. The second-quarter same-store sales increase of 1.0 percent exceeded the Midscale Family Style segment, according to The NPD Group’s SalesTrack Weekly.

	Category	SSS Restaurants	Aug.	Sept.	Oct.	2Q FY ’13	FY ’13 YTD
Bob Evans	Family	552	1.5%	-0.4%	1.6%	1.0%	1.0%

During the second quarter of fiscal 2013, Bob Evans Restaurants:

•	Refreshed 45 restaurants.

•	Did not open or rebuild any restaurants.

Cost of sales – Bob Evans Restaurants’ cost of sales was 23.8 percent of net sales in the second quarter of fiscal 2013, compared to 23.4 percent in the second quarter of fiscal 2012. The increase in cost of sales as a percent of net sales was due to commodity increases and mix, which were partially offset by menu pricing of approximately 1.9 percent, and ongoing efficiency initiatives, including the actual-versus-theoretical food cost program.

Operating wages – Bob Evans Restaurants’ cost of labor was 37.4 percent of net sales in the second quarter of fiscal 2013, compared to 37.9 percent of net sales in fiscal 2012. The decline in operating wages as a percent of net sales in the second quarter of fiscal 2013 was due primarily to sales leverage from improvement in same-store sales of 1.0 percent and labor efficiency initiatives.

Other operating expenses – Bob Evans Restaurants’ other operating expenses were 18.1 percent of net sales in the second quarter of fiscal 2013, compared to 18.0 percent of net sales in the second quarter of fiscal 2012. The increase resulted primarily from increases in expenditures related to the Farm Fresh Refresh remodeling program. Restaurant supply expenses increased approximately $0.6 million. Part of this increase was due to incremental maintenance spending during the refresh of the Columbus, Ohio, market, which is one of our oldest markets. We have subsequently value engineered the remodel program to minimize this incremental spend going forward, while maintaining the Farm Fresh Refresh program’s strong returns. Additionally, pre-opening expenses were up approximately $0.3 million as a result of increased remodels compared to last year. Both items are components of the $2.0 million, or $0.05 per diluted share, of unusual and Farm Fresh Refresh program expense items referenced above.

Fiscal 2013 – Quarter 2 p 5

SG&A – Bob Evans Restaurants’ non-GAAP SG&A expenses were $17.3 million, or 7.0 percent of net sales, in the second quarter of fiscal 2013, compared with $15.0 million, or 6.2 percent of net sales, in the second quarter of fiscal 2012. The $2.4 million increase was due to higher costs associated with the Company’s 401k Plan and long-term incentives, incremental training costs along with the full year effect of unfilled headcount from the earlier part of last year, and incremental legal accruals. The legal accruals were a component of the $2.0 million, or $0.05 per diluted share, of unusual and Farm Fresh Refresh program expense items referenced above.

Second-quarter fiscal 2013 Mimi’s Cafe segment summary

Mimi’s Cafe’s second-quarter fiscal 2013 non-GAAP operating loss was $5.3 million, or 6.6 percent of net sales, compared to an operating loss of $3.4 million, or 3.9 percent of net sales, in the second quarter of fiscal 2012. The primary driver of the operating loss was the same-store sales decline in the second quarter of fiscal 2013.

Net sales – Mimi’s Cafe’s net sales were $81.3 million in the second quarter of fiscal 2013, down $4.7 million, compared to $86.1 million in the corresponding period last year. The decrease resulted from declines in same-store sales of 5.6 percent, which included 0.9 percent in average menu price increases. At Mimi’s Café, the same-store sales decline trailed the Knapp Track™ casual dining index of -0.1 percent for the same period.

	Category	SSS Restaurants	Aug.	Sept.	Oct.	2Q FY ’13	FY ’13 YTD
Mimi’s Café	Casual	145	-6.8%	-4.2%	-5.8%	-5.6%	-4.4%

During the second quarter of fiscal 2013, Mimi’s Café remodeled one restaurant and did not open or rebuild any restaurants.

Cost of sales – Mimi’s Café’s cost of sales was 26.1 percent of net sales in the second quarter of fiscal 2013, compared to 26.7 percent in the second quarter of fiscal 2012. The decrease in cost of sales as a percent of net sales was due to food cost initiatives, ongoing efficiency initiatives including the actual-versus-theoretical food cost program and a new menu, which were partially offset by commodity increases.

Operating wages – Mimi’s Cafe’s cost of labor was 39.5 percent of net sales in the second quarter of fiscal 2013, compared to 38.6 percent in the second quarter of fiscal 2012. The increase in operating wages as a percent of net sales was due to deleverage from declines in same-store sales as well as incremental labor hired in anticipation of the significantly higher than average sales seasonality of the upcoming holiday period.

Fiscal 2013 – Quarter 2 p 6

Other operating expenses – Mimi’s Café’s non-GAAP other operating expenses were $20.8 million, or 25.6 percent of net sales, in the second quarter of fiscal 2013, compared to $21.3 million, or 24.7 percent of net sales, in the second quarter of fiscal 2012. Reduced spending was driven by cost controls. The increase in other operating expenses as a percent of net sales was due to deleverage from declines in same-store sales.

SG&A – Mimi’s Café’s non-GAAP SG&A expenses were $6.8 million, or 8.4 percent of net sales, in the second quarter of fiscal 2013, compared to $6.1 million, or 7.0 percent of net sales, in the second quarter of fiscal 2012. The increase in SG&A was the result of incremental legal accruals and increases in corporate allocations driven by higher costs associated with the Company’s 401k Plan and long-term incentive compensation. The legal accruals were a component of the $2.0 million, or $0.05 per diluted share, of unusual and Farm Fresh Refresh program expense items referenced above.

Second-quarter fiscal 2013 BEF Foods segment summary

BEF Foods’ second-quarter fiscal 2013 non-GAAP operating income was $8.6 million, or 10.4 percent of net sales, in the second quarter of fiscal 2013, compared to $3.4 million, or 4.3 percent of net sales, in the corresponding period last year. The primary driver of the increase in operating income was an increase in total pounds sold of 16.1 percent and a 36.3 percent decline in sow costs.

The acquisition of Kettle Creations during the second quarter of this year, and the sale of the Company’s distribution facility located in Springfield, Ohio, to a third-party distributor during the second quarter of last year, impacted cost of sales, operating wages and other operating expenses. Prior to the acquisition of Kettle Creations, all costs were included in cost of sales. Subsequent to the acquisition, as an owned facility, labor costs are included in operating wages, reducing the cost of sales line and increasing operating wages as a result. Conversely, when Bob Evans sold the distribution facility, operating wages were effectively reclassified to other operating expenses.

Net sales – The BEF Foods segment’s second-quarter fiscal 2013 net sales were $83.3 million, an increase of 6.3 percent, compared to $78.3 million in the second quarter of fiscal 2012. Total pounds sold increased 16.1 percent. Promotional discounts and other selling allowances are included as a reduction to net sales. Promotional discounts provided to retailers increased $4.3 million. The profit effect of increased discounts was offset by a $6.5 million decrease in sow costs.

Cost of sales – The BEF Foods segment’s second-quarter fiscal 2013 cost of sales was 47.4 percent of net sales, compared to 58.8 percent of net sales in the second quarter of fiscal 2012. The decrease was due primarily to the decline in sow costs as well as the impact of the Kettle Creations acquisition as discussed earlier.

Operating wages – The BEF Foods segment’s second-quarter fiscal 2013 cost of labor was 11.3 percent of net sales, compared to 9.2 percent of net sales in the second quarter of fiscal 2012. As noted above, the increase was primarily due to the Company’s acquisition of Kettle Creations and an increase in hourly wages to produce product for the high volume holiday season in the second quarter of fiscal 2013. Offsetting these increases was the impact of the sale of the warehouse facility as noted earlier.

Fiscal 2013 – Quarter 2 p 7

Other operating expenses – The BEF Foods segment’s other operating expenses were 8.2 percent of net sales in the second quarter of fiscal 2013, compared to 5.4 percent of net sales in the second quarter of fiscal 2012. The cost increase was due to fees associated with the third-party distribution agreement related to the sale of the distribution center that occurred during the second quarter of fiscal 2012, and volume-related increases in hauling and freight expenses, partially offset by Lean manufacturing productivity initiatives. The fees associated with the third-party distribution agreement are now classified as other operating expenses as noted above.

SG&A – The BEF Foods segment’s non-GAAP SG&A expenses were 18.9 percent of net sales in the second quarter of fiscal 2013, compared to 19.2 percent of net sales in the second quarter of fiscal 2012. The improvement in costs resulted primarily from deferring some advertising costs until the third quarter, partially offset by approximately $0.4 million of costs associated with a product recall. The recall costs were a component of the $2.0 million, or $0.05 per diluted share, of unusual and Farm Fresh Refresh program expense items referenced above.

Board of Directors approves payment of quarterly dividend

The Company’s Board of Directors approved payment of the quarterly dividend at the current rate of 27.5 cents per share. The dividend is payable on December 10, 2012, to shareholders of record at the close of business on November 26, 2012.

Fiscal year 2013 and long-term outlook

The Company reaffirmed its fiscal 2013 earnings per share outlook of $2.67 to $2.73 non-GAAP earnings per diluted share. The Company also raised its long-term annual non-GAAP EPS growth guidance to 8 to 12 percent, from the previous guidance range of 7 to 10 percent. The long-term guidance was increased in response to the success the Company has achieved with the Farm Fresh Refresh remodeling program, sales layer growth, new restaurant openings, and the growth in the BEF Foods business segment coupled with the evaluation of strategic alternatives for Mimi’s Café.

This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s securities filings. Particular assumptions for the Company’s full-year outlook include the following:

Consolidated company highlights

•	Net sales – approximately $1.7 billion.

•	Depreciation and amortization – approximately $85 to $95 million.

•	Net interest expense – approximately $8.0 to $9.0 million, down from $9.5 to $10.5 million, to reflect the impact of lower priced revolver debt.

•	Effective tax rate – approximately 33.5 to 34.5 percent.

•	Diluted weighted-average share count – approximately 28.2 million.

Fiscal 2013 – Quarter 2 p 8

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Capital expenditures – approximately $130 to $150 million, down from previous guidance of $150 to $160 million, reflecting the effect of the Kettle Creations acquisition which reduced the need for planned internal capital expenditures, the acceleration of the Farm Fresh Refresh remodeling program, and the reduction of Bob Evans new restaurant openings in fiscal 2013 from ten to two.

Bob Evans Restaurants segment

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Net sales: Full-year same-store sales in the 1.0 to 2.0 percent range, driven by the sales lift from Farm Fresh Refresh remodels, new value platforms, and increased marketing investment. The Company plans to accelerate 45 incremental Farm Fresh Refresh remodels into fiscal 2013 and have the entire chain remodeled by the end of fiscal 2014, one year ahead of the original schedule. Additional new restaurants, beyond the two opened during the first quarter, will not be opened in fiscal 2013 to free up the human capital necessary to successfully complete the remodels.

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Cost of sales: Commodity inflation at 1.0 to 2.0 percent, down from previous guidance of 2.5 to 3.5 percent. Although volatility is increasing, price increases are not expected at the level we originally forecasted.

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Operating margins: 9.0 to 9.5 percent, down from previous guidance of 9.2 to 9.7 percent, reflecting incremental expenses, related to the Farm Fresh Refresh remodeling program (which includes the previously noted five to seven closed days, margin impact from start-up operational inefficiencies, and pre-opening expenses, all of which impact each remodeled restaurant) and legal accruals.

The Company now expects pre-opening expenses related to Farm Fresh Refresh remodel activity to increase $1.5 million compared to the prior year. Fiscal year 2013 pre-opening expenses are expected to be relatively flat to last year due to the reduction of new restaurants in fiscal 2013 from ten to two, in favor of accelerating the Farm Fresh Refresh remodeling program. The Company refrains from refreshing restaurants during the peak seasonality period during the calendar year-end holidays. The Company expects to refresh 114 restaurants during the second half of fiscal 2013, compared with 54 during the second half of fiscal 2012.

Mimi’s Café segment

•	Net sales: Full-year same-store sales in the -4.0 to -1.0 percent range, down from previous guidance of -2.0 to1.0 percent, reflecting softness in second quarter sales trends.

•	Cost of sales: Commodity inflation at 1.0 to 2.0 percent, down from previous guidance of 2.5 to 3.5 percent.

•	Operating margins: -1.5 to 0.0 percent, down from previous guidance of 0.5 to 1.5 percent, reflecting the top line softness noted above.

The Company plans to remodel three Mimi’s Café restaurants at a total cost of approximately $1 million, but does not plan to build new Mimi’s Café restaurants during fiscal 2013.

BEF Foods segment

•	Net sales: Overall net sales of $330 million to $350 million, unchanged from previous guidance.

Fiscal 2013 – Quarter 2 p 9

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Cost of sales: Based on recent cost trends, and liquidations in the herd as a result of the drought, average sow costs of approximately $55 to $60 per hundredweight for the full year, up from previous guidance of $45 to $55 per hundredweight. Historically, in situations like this, sow prices decline initially, and then increase rapidly when demand and supply rebalance. During November, sow costs have been in the upper $50’s to lower $60’s range.

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Operating margins: 9.5 to 11.0 percent, compared to previous guidance of 9.0 to 11.0 percent, as a result of volume leverage, cost of sales favorability, and the benefit of the Kettle Creations acquisition.

On May 29, 2012, the Company announced its intention to close two BEF Foods’ production plants in the second quarter of fiscal 2014. Partial realization of the pretax benefits, amounting to an estimated $4 to $5 million, will commence in fiscal 2014. The Company anticipates a total annual ongoing pretax benefit of approximately $7 to $8 million beginning in fiscal 2015.

The Company, consistent with its commitment to enhance shareholder value, is exploring a range of strategic alternatives for the Mimi’s Café business segment, including but not limited to a potential sale of the business or its assets. In order to assist the Company in evaluating strategic alternatives, including discussions with third parties, the Company is utilizing Lazard, its independent financial advisor. While there have been confidential discussions with third parties, the Company cannot assure any outcome of this process.

Company to host conference call on Tuesday, November 20, 2012

The Company will host a conference call to discuss its second-quarter fiscal 2013 results at 10 a.m. (ET) on Tuesday, November 20, 2012. The dial-in number is (800) 690-3108, access code 41608034. A replay will be available at (800) 585-8367, access code 41608034.

To access the simultaneous webcast, go to www.bobevans.com/ir. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the second fiscal quarter (October 26, 2012), Bob Evans owned and operated 565 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Fiscal 2013 – Quarter 2 p 10

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2012, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Fiscal 2013 – Quarter 2 p 11

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2013 – Quarter 2

Note: amounts are in thousands, except per share amounts

Second quarter (Q2), ended Oct. 26, 2012, compared to the corresponding period a year ago:

	Three Months Ended		Six Months Ended
	Oct 26, 2012	Oct 28, 2011	Oct 26, 2012	Oct 28, 2011
Operating Income as Reported
Bob Evans Restaurants	$19,781	$21,031	$37,811	$43,976
Mimi’s Café	(7,507)	(3,673)	(8,356)	(4,766)
BEF Foods	4,483	3,972	12,566	9,615

Total Operating Income	16,757	21,330	42,021	48,825
Adjustments
Bob Evans Restaurants
Impairment	1,227	2,806	1,227	2,806
Severance/Restructuring	13	—	797	—
Gain on Sale of Assets	(327)	(407)	(197)	(407)

Total Bob Evans Restaurants Adjustments	913	2,399	1,827	2,399
Mimi’s Café
Severance/Restructuring	619	287	619	287
Leases	1,541	—	1,541	—

Total Mimi’s Café Adjustments	2,160	287	2,160	287
BEF Foods
Impairment	—	87	—	87
Severance/Restructuring	3,185	—	3,945	—
Merger and Acquisition Related Costs	955	—	1,399	—
Gain on Sale of Assets	(3)	(689)	(5)	(689)

Total BEF Foods Adjustments	4,137	(602)	5,339	(602)
Total Adjustments
Impairment	1,227	2,893	1,227	2,893
Severance/Restructuring	3,817	287	5,361	287
Merger and Acquisition Related Costs	955	—	1,399	—
Gain on Sale of Assets	(330)	(1,096)	(202)	(1,096)
Leases	1,541	—	1,541	—

	7,210	2,084	9,326	2,084
Adjusted Operating Income
Bob Evans Restaurants	20,694	23,430	39,638	46,375
Mimi’s Café	(5,347)	(3,386)	(6,196)	(4,479)
BEF Foods	8,620	3,370	17,905	9,013

Total Adjusted Operating Income	$23,967	$23,414	$51,347	$50,909

Fiscal 2013 – Quarter 2 p 12

	Consolidated Three Months Ended				Bob Evans Restaurants Three Months Ended
	Oct 26, 2012	% of Sales	Oct 28, 2011	% of Sales	Oct 26, 2012	% of Sales	Oct 28, 2011	% of Sales
Operating Income as Reported
Net Sales	$410,877		$407,185		$246,302		$242,803
Cost of Sales	119,292	29.0%	125,842	30.9%	58,625	23.8%	56,831	23.4%
Operating Wages	133,606	32.5%	132,424	32.5%	92,079	37.4%	91,929	37.9%
Other Operating	73,711	17.9%	69,185	17.0%	44,562	18.1%	43,703	18.0%
SG&A	45,539	11.1%	38,165	9.4%	18,251	7.4%	17,382	7.2%
Depr & Amort	21,972	5.3%	20,239	5.0%	13,004	5.3%	11,927	4.9%

Total as Reported	16,757	4.1%	21,330	5.2%	19,781	8.0%	21,031	8.7%
Adjustments
Other Operating	(1,541)		—		—		—
SG&A	(5,669)		(2,084)		(913)		(2,399)

Total Adjustments	7,210		2,084		913		2,399
Adjusted Operating Income
Net Sales	410,877		407,185		246,302		242,803
Cost of Sales	119,292	29.0%	125,842	30.9%	58,625	23.8%	56,831	23.4%
Operating Wages	133,606	32.5%	132,424	32.5%	92,079	37.4%	91,929	37.9%
Other Operating	72,170	17.6%	69,185	17.0%	44,562	18.1%	43,703	18.0%
SG&A	39,870	9.7%	36,081	8.9%	17,338	7.0%	14,983	6.2%
Depr & Amort	21,972	5.3%	20,239	5.0%	13,004	5.3%	11,927	4.9%

Total Adjusted Operating Income	23,967	5.8%	23,414	5.8%	20,694	8.4%	23,430	9.6%
Net Interest Expense	1,473		1,985

Income Before Income Taxes as Reported	15,284		19,345
Adjustments	7,210		2,084

Adjusted Income Before Income Taxes	22,494		21,429
Provision for Income Taxes as Reported	4,942		6,598
Income Tax Effect of Adjustment	2,451		711

Adjusted Provision for Income Taxes	7,393		7,309
Net Income as Reported	10,342		12,747
Adjustments	4,759		1,373

Adjusted Net Income	15,101		14,120
Earnings Per Share
Basic as Reported	0.36		0.42
Adjustments	0.17		0.05

Adjusted Basic	0.53		0.47
Diluted as Reported	0.36		0.42
Adjustments	0.17		0.05

Adjusted Diluted	0.53		0.47
Average Shares Outstanding
Basic	28,398		30,090
Diluted	28,536		30,141

Fiscal 2013 – Quarter 2 p 13

	Mimi’s Café				BEF Foods
	Three Months Ended				Three Months Ended
	Oct 26, 2012	% of Sales	Oct 28, 2011	% of Sales	Oct 26, 2012	% of Sales	Oct 28, 2011	% of Sales
Operating Income as Reported
Net Sales	$81,322		$86,070		$83,253		$78,312
Cost of Sales	21,228	26.1%	22,994	26.7%	39,440	47.4%	46,018	58.8%
Operating Wages	32,136	39.5%	33,252	38.6%	9,392	11.3%	7,243	9.2%
Other Operating	22,339	27.5%	21,257	24.7%	6,810	8.2%	4,225	5.4%
SG&A	7,413	9.1%	6,354	7.4%	19,873	23.9%	14,429	18.4%
Depr & Amort	5,713	7.0%	5,886	6.8%	3,255	3.9%	2,425	3.1%
Total as Reported	(7,507)	-9.2%	(3,673)	-4.3%	4,483	5.4%	3,972	5.1%
Adjustments
Other Operating	(1,541)		—		—		—
SG&A	(619)		(287)		(4,137)		602

Total Adjustments	2,160		287		4,137		(602)
Adjusted Operating Income
Net Sales	81,322		86,070		83,253		78,312
Cost of Sales	21,228	26.1%	22,994	26.7%	39,440	47.4%	46,018	58.8%
Operating Wages	32,136	39.5%	33,252	38.6%	9,392	11.3%	7,243	9.2%
Other Operating	20,798	25.6%	21,257	24.7%	6,810	8.2%	4,225	5.4%
SG&A	6,794	8.4%	6,067	7.0%	15,736	18.9%	15,031	19.2%
Depr & Amort	5,713	7.0%	5,886	6.8%	3,255	3.9%	2,425	3.1%

Total Adjusted Operating (Loss) Income	(5,347)	-6.6%	(3,386)	-3.9%	8,620	10.4%	3,370	4.3%

Fiscal 2013 – Quarter 2 p 14

	Consolidated Six Months Ended				Bob Evans Restaurants Six Months Ended
	Oct 26, 2012	% of Sales	Oct 28, 2011	% of Sales	Oct 26, 2012	% of Sales	Oct 28, 2011	% of Sales
Operating Income as Reported
Net Sales	$820,592		$812,545		$494,268		$486,588
Cost of Sales	240,076	29.3%	246,929	30.4%	118,101	23.9%	114,702	23.6%
Operating Wages	266,319	32.5%	265,847	32.7%	185,457	37.5%	185,022	38.0%
Other Operating	145,218	17.7%	136,436	16.8%	90,311	18.3%	85,916	17.7%
SG&A	83,975	10.2%	73,890	9.1%	36,694	7.4%	32,666	6.7%
Depr & Amort	42,983	5.2%	40,618	5.0%	25,894	5.2%	24,306	5.0%

Total as Reported	42,021	5.1%	48,825	6.0%	37,811	7.6%	43,976	9.0%
Adjustments
Other Operating	(1,541)		—		—		—
SG&A	(7,785)		(2,084)		(1,827)		(2,399)

Total Adjustments	9,326		2,084		1,827		2,399
Adjusted Operating Income
Net Sales	820,592		812,545		494,268		486,588
Cost of Sales	240,076	29.3%	246,929	30.4%	118,101	23.9%	114,702	23.6%
Operating Wages	266,319	32.5%	265,847	32.7%	185,457	37.5%	185,022	38.0%
Other Operating	143,677	17.5%	136,436	16.8%	90,311	18.3%	85,916	17.7%
SG&A	76,190	9.3%	71,806	8.8%	34,867	7.1%	30,267	6.2%
Depr & Amort	42,983	5.2%	40,618	5.0%	25,894	5.2%	24,306	5.0%

Total Adjusted Operating Income	51,347	6.3%	50,909	6.3%	39,638	8.0%	46,375	9.5%
Net Interest Expense	3,529		4,096

Income Before Income Taxes as Reported	38,492		44,729
Adjustments	9,326		2,084

Adjusted Income Before Income Taxes	47,818		46,813
Provision for Income Taxes as Reported	13,142		14,170
Income Tax Effect of Adjustment	3,170		711

Adjusted Provision for Income Taxes	16,312		14,881
Net Income as Reported	25,350		30,559
Adjustments	6,156		1,373

Adjusted Net Income	31,506		31,932
Earnings Per Share
Basic as Reported	0.90		1.01
Adjustments	0.22		0.05

Adjusted Basic	1.11		1.06
Diluted as Reported	0.89		1.01
Adjustments	0.22		0.05

Adjusted Diluted	1.11		1.06
Average Shares Outstanding
Basic	28,307		30,204
Diluted	28,449		30,290

Fiscal 2013 – Quarter 2 p 15

	Mimi’s Café				BEF Foods
	Six Months Ended				Six Months Ended
	Oct 26, 2012	% of Sales	Oct 28, 2011	% of Sales	Oct 26, 2012	% of Sales	Oct 28, 2011	% of Sales
Operating Income as Reported
Net Sales	$167,596		$175,437		$158,728		$150,520
Cost of Sales	44,258	26.4%	46,952	26.8%	77,717	49.0%	85,276	56.7%
Operating Wages	64,240	38.3%	66,328	37.8%	16,623	10.5%	14,498	9.6%
Other Operating	42,179	25.2%	41,766	23.8%	12,728	8.0%	8,754	5.8%
SG&A	13,805	8.2%	13,372	7.6%	33,475	21.1%	27,850	18.5%
Depr & Amort	11,470	6.8%	11,785	6.7%	5,619	3.5%	4,527	3.0%

Total as Reported	(8,356)	-5.0%	(4,766)	-2.7%	12,566	7.9%	9,615	6.4%
Adjustments
Other Operating	(1,541)		—		—		—
SG&A	(619)		(287)		(5,339)		602

Total Adjustments	2,160		287		5,339		(602)
Adjusted Operating Income
Net Sales	167,596		175,437		158,728		150,520
Cost of Sales	44,258	26.4%	46,952	26.8%	77,717	49.0%	85,276	56.7%
Operating Wages	64,240	38.3%	66,328	37.8%	16,623	10.5%	14,498	9.6%
Other Operating	40,638	24.2%	41,766	23.8%	12,728	8.0%	8,754	5.8%
SG&A	13,186	7.9%	13,085	7.5%	28,136	17.7%	28,452	18.9%
Depr & Amort	11,470	6.8%	11,785	6.7%	5,619	3.5%	4,527	3.0%

Total Adjusted Operating Income	(6,196)	-3.7%	(4,479)	-2.6%	17,905	11.3%	9,013	6.0%

Fiscal 2013 – Quarter 2 p 16

	Consolidated Results
	Three Months Ended
	Oct. 26, 2012	% of sales	Oct. 28, 2011	% of sales
Net sales	$410,877		$407,185
Cost of sales	119,292	29.0%	125,842	30.9%
Operating wages	133,606	32.5%	132,424	32.5%
Other operating	73,711	17.9%	69,185	17.0%
S,G&A	45,539	11.1%	38,165	9.4%
Depr. & Amort.	21,972	5.3%	20,239	5.0%

Operating income	16,757	4.1%	21,330	5.2%
Interest	1,473	0.4%	1,985	0.5%

Pre-tax income	15,284	3.7%	19,345	4.7%
Income Taxes	4,942	1.2%	6,598	1.6%

Net Income	$10,342	2.5%	$12,747	3.1%
EPS—basic	$0.36		$0.42
EPS—diluted	$0.36		$0.42
Dividends paid per share:
	$0.28		$0.25
Weighted average shares outstanding:
Basic	28,398		30,090
Dilutive stock options	138		51

Diluted	28,536		30,141
Shares outstanding at quarter end:	28,100		29,615
Income taxes, as a percentage of pre-tax income, were 32.3% vs. 34.1%

	Segment Results
	Three Months Ended
	Bob Evans Restaurants		Mimi’s Café		BEF Foods
	Oct. 26, 2012	Oct. 28, 2011	Oct. 26, 2012	Oct. 28, 2011	Oct. 26, 2012	Oct. 28, 2011
Net sales	$246,302	$242,803	$81,322	$86,070	$83,253	$78,312
Cost of sales	23.8%	23.4%	26.1%	26.7%	47.4%	58.8%
Operating wages	37.4%	37.9%	39.5%	38.6%	11.3%	9.2%
Other operating	18.1%	18.0%	27.5%	24.7%	8.2%	5.4%
S,G&A	7.4%	7.2%	9.1%	7.4%	23.9%	18.4%
Depr. & Amort.	5.3%	4.9%	7.0%	6.8%	3.9%	3.1%
Operating income	8.0%	8.7%	-9.2%	-4.3%	5.4%	5.1%

Fiscal 2013 – Quarter 2 p 17

	Consolidated Results
	Six Months Ended
	Oct. 26, 2012	% of sales	Oct. 28, 2011	% of sales
Net sales	$820,592		$812,545
Cost of sales	240,076	29.3%	246,929	30.4%
Operating wages	266,319	32.5%	265,847	32.7%
Other operating	145,218	17.7%	136,436	16.8%
S,G&A	83,975	10.2%	73,890	9.1%
Depr. & Amort.	42,983	5.2%	40,618	5.0%

Operating income	42,021	5.1%	48,825	6.0%
Interest	3,529	0.4%	4,096	0.5%

Pre-tax income	38,492	4.7%	44,729	5.5%
Income Taxes	13,142	1.6%	14,170	1.7%

Net Income	$25,350	3.1%	$30,559	3.8%
EPS—basic	$0.90		$1.01
EPS—diluted	$0.89		$1.01
Dividends paid per share:
	$0.53		$0.45
Weighted average shares outstanding:
Basic	28,307		30,204
Dilutive stock options	142		86

Diluted	28,449		30,290
Shares outstanding at quarter end:	28,100		29,615
Income taxes, as a percentage of pre-tax income, were 34.1% vs.31.7%

	Segment Results
	Six Months Ended
	Bob Evans Restaurants		Mimi’s Café		BEF Foods
	Oct. 26, 2012	Oct. 28, 2011	Oct. 26, 2012	Oct. 28, 2011	Oct. 26, 2012	Oct. 28, 2011
Net sales	$494,268	$486,588	$167,596	$175,437	$158,728	$150,520
Cost of sales	23.9%	23.6%	26.4%	26.8%	49.0%	56.7%
Operating wages	37.5%	38.0%	38.3%	37.8%	10.5%	9.6%
Other operating	18.3%	17.7%	25.2%	23.8%	8.0%	5.8%
S,G&A	7.4%	6.7%	8.2%	7.6%	21.1%	18.5%
Depr. & Amort.	5.2%	5.0%	6.8%	6.7%	3.5%	3.0%

Operating income	7.6%	9.0%	-5.0%	-2.7%	7.9%	6.4%

Fiscal 2013 – Quarter 2 p 18

Future quarters represent estimates for fiscal year 2013.

Bob Evans Restaurants openings and closings, by quarter:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Total	Closings	Ending Total
2013	565	2	—	—	—	2	2	565
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563
2010	570	—	—	—	—	—	1	569
2009	571	—	—	—	1	1	2	570

Rebuilt Bob Evans Restaurant openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Total
2013	—	—	—	—	—
2012	—	2	—	1	3
2011	—	—	1	1	2
2010	1	1	—	—	2
2009	1	3	—	—	4

Bob Evans Restaurant remodel openings and pre-opening expense, by fiscal year and quarter:

2013	Q1	Q2	Q3	Q4	Total
Cincinnati	2	—	—	—	2
Other markets	2	—	—	—	2
Columbus	24	17	—	—	41
Charleston	8	—	—	3	11
Ft. Wayne	—	7	5	—	12
Indianapolis	—	15	14	—	29
Flint	—	6	8	—	14
Louisville	—	—	7	16	23
Pittsburgh	—	—	—	16	16
Cleveland	—	—	7	38	45

Total restaurants	36	45	41	73	195
Pre-Opening Expense	$510	$773	$615	$1,095	$2,993
Total days closed for remodels	254	290	273	487	1,304

Fiscal 2013 – Quarter 2 p 19

Future quarters represent estimates for fiscal year 2013.

2012	Q1	Q2	Q3	Q4	Total
Toledo	1	17	7	—	25
Detroit	—	14	3	—	17
Cincinnati	—	—	2	23	25
Other markets	1	—	3	16	20

Total restaurants	2	31	15	39	87
Pre-Opening Expense	$43	$471	$358	$699	$1,571
Total days closed for remodels	7	221	118	307	653

2011	Q1	Q2	Q3	Q4	Total
Prototype	—	2	—	—	2
Dayton	—	—	10	19	29

Total restaurants	—	2	10	19	31
Pre-Opening Expense	$—	$74	$240	$192	$506
Total days closed for remodels	—	21	76	73	170

2010	Q1	Q2	Q3	Q4	Total
Prototype	—	—	—	1	1

Total restaurants	—	—	—	1	1
Pre-Opening Expense	$—	$—	$—	$20	$20
Total days closed for remodels	—	—	—	3	3

Fiscal 2013 – Quarter 2 p 20

Bob Evans Restaurants same-store sales analysis (18-month core; 552 restaurants):

	Fiscal 2013			Fiscal 2012			Fiscal 2011
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	0.7	2.2	(1.5)	(1.5)	0.8	(2.3)	(3.5)	1.8	(5.3)
June	(0.3)	1.9	(2.2)	(2.0)	1.0	(3.0)	(3.1)	2.0	(5.1)
July	2.3	0.9	1.4	(1.8)	2.0	(3.8)	(3.7)	2.0	(5.7)

Q1	1.0	1.6	(0.6)	(1.8)	1.3	(3.1)	(3.5)	1.9	(5.4)
August	1.5	0.9	0.6	(2.6)	2.0	(4.6)	(1.8)	2.0	(3.8)
September	(0.4)	1.4	(1.9)	(1.9)	2.0	(3.9)	(0.6)	1.8	(2.4)
October	1.6	3.1	(1.5)	(0.3)	2.0	(2.3)	(0.5)	1.8	(2.3)

Q2	1.0	1.9	(0.9)	(1.5)	2.0	(3.5)	(0.9)	1.9	(2.8)
November	—	—	—	0.1	1.9	(1.8)	6.1	1.9	4.2
December	—	—	—	2.4	2.2	0.2	(5.0)	1.9	(6.9)
January	—	—	—	2.3	2.0	0.3	(1.7)	1.4	(3.1)

Q3	—	—	—	1.6	2.0	(0.4)	(0.5)	1.8	(2.3)
February	—	—	—	2.2	1.7	0.5	3.2	1.0	2.2
March	—	—	—	(2.0)	1.7	(3.7)	(0.9)	1.0	(1.9)
April	—	—	—	(1.5)	1.8	(3.3)	1.3	1.0	0.3

Q4	—	—	—	(0.6)	1.7	(2.3)	1.2	1.0	0.2
Fiscal year	1.0	1.8	(0.8)	(0.6)	1.7	(2.3)	(1.0)	1.7	(2.7)

•	Key restaurant sales data (core restaurants only):

Bob Evans Restaurants
Average annual store sales ($) – FY12	$1,715,000
Q2 FY 2013 day part mix (%):
Breakfast	33%
Lunch	37%
Dinner	30%
Q2 FY 2013 dine-in check average per guest ($):
Breakfast	$8.45
Lunch	9.01
Dinner	9.22

Q2 FY 2013 dine-in check average per guest ($)	$8.88
Q2 FY 2013 dine-in check average per ticket ($)	$17.41
Q2 FY 2013 carry-out check average per ticket ($)	$15.44

Fiscal 2013 – Quarter 2 p 21

Mimi’s Café openings and closings, by quarter:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Total	Closings	Ending Total
2013	145	—	—	—	—	—	—	145
2012	145	—	—	—	—	—	—	145
2011	146	—	—	—	—	—	1	145
2010	144	—	1	1	—	2	—	146
2009	132	3	4	2	3	12	—	144

Mimi’s Café remodel restaurant openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Total
2013	—	1	—	—	1
2012	—	—	—	1	1

•	Mimi’s Café does not have any projected rebuilt restaurant openings for fiscal year 2013.

Mimi’s Cafe same-store sales analysis (18-month core;145 restaurants):

	Fiscal 2013			Fiscal 2012			Fiscal 2011
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(5.6)	—	(5.6)	(1.8)	4.2	(6.0)	(8.4)	2.4	(10.8)
June	(2.3)	—	(2.3)	(6.1)	4.2	(10.3)	(8.2)	2.7	(10.9)
July	(2.1)	—	(2.1)	(6.1)	4.2	(10.3)	(6.5)	2.7	(9.2)

Q1	(3.3)	—	(3.3)	(4.8)	4.2	(9.0)	(7.6)	2.6	(10.2)
August	(6.8)	—	(6.8)	(5.6)	4.2	(9.8)	(6.2)	2.7	(8.9)
September	(4.2)	1.3	(5.5)	(4.8)	4.2	(9.0)	(4.8)	2.7	(7.5)
October	(5.8)	1.3	(7.1)	(4.1)	4.2	(8.3)	(5.8)	2.2	(8.0)

Q2	(5.6)	0.9	(6.5)	(4.8)	4.2	(9.0)	(5.6)	2.6	(8.2)
November	—	—	—	(4.0)	4.2	(8.2)	0.8	2.3	(1.5)
December	—	—	—	(3.0)	4.2	(7.2)	(4.1)	2.3	(6.4)
January	—	—	—	(3.3)	4.0	(7.3)	(6.0)	1.7	(7.7)

Q3	—	—	—	(3.4)	4.1	(7.5)	(3.2)	2.1	(5.3)
February	—	—	—	(0.2)	4.0	(4.2)	(1.3)	1.7	(3.0)
March	—	—	—	(5.3)	—	(5.3)	(2.0)	5.7	(7.7)
April	—	—	—	(3.6)	—	(3.6)	(0.8)	5.7	(6.5)

Q4	—	—	—	(3.1)	1.2	(4.3)	(1.3)	4.5	(5.8)
Fiscal year	(4.4)	0.5	(4.9)	(4.0)	3.4	(7.4)	(4.5)	2.9	(7.4)

Fiscal 2013 – Quarter 2 p 22

Key restaurant sales data (core restaurants only):

Mimi’s Café
Average annual store sales ($) – FY12	$2,511,000
Q2 FY 2013 day part mix (%):
Breakfast	24%
Lunch	41%
Dinner	35%
Q2 FY 2013 dine-in check average per guest ($):
Breakfast	$10.93
Lunch	11.12
Dinner	12.96

Q2 FY 2013 dine-in check average per guest ($)	$11.65
Q2 FY 2013 dine-in check average per ticket ($)	$23.66
Q2 FY 2013 carry-out check average ($)	$17.47

Fiscal 2013 – Quarter 2 p 23

BEF Foods historical sow cost review (average cost per hundredweight):

Fiscal Year	Q1	Q2	Q3	Q4	Average
2013	$54.19	$43.22	$		$$47.96
2012	$57.06	$67.82	$60.56	$60.41	$61.58
2011	$59.52	$60.47	$51.16	$59.05	$57.17
2010	$43.24	$32.88	$40.14	$55.91	$42.18

Total pounds sold review:

Fiscal Year	Q1	Q2	Q3	Q4	Average
2013	7.2%	16.1%			11.8%
2012	-2.7%	3.1%	0.9%	-1.3%	0.1%
2011	-1.1%	-14.7%	-7.9%	-4.6%	-7.1%
2010	-2.9%	10.1%	20.9%	4.5%	8.2%

Total pounds sold, by category:

Fiscal Year 2013:

Category	Q1	Q2	Q3	Q4
Sausage	24.2%	24.2%
Sides	39.5%	37.8%
Frozen	5.7%	5.3%
Food Service	26.9%	30.0%
Other	3.7%	2.7%

Fiscal Year 2012:

Category	Q1	Q2	Q3	Q4
Sausage	29.1%	26.6%	28.1%	26.0%
Sides	35.0%	38.9%	41.2%	38.9%
Frozen	7.2%	6.5%	5.1%	5.4%
Food Service	24.1%	24.0%	22.2%	26.1%
Other	4.6%	4.0%	3.4%	3.6%

Net sales review (dollars in thousands):

	Q2 2013	YTD 2013	Q2 2012	YTD 2012
Gross sales	$97,239	$180,155	$88,034	$168,074
Less: promotions	(12,101)	(19,060)	(8,926)	(16,022)
Less: returns and slotting	(1,885)	(2,367)	(796)	(1,532)

Net sales	$83,253	$158,728	$78,312	$150,520

Fiscal 2013 – Quarter 2 p 24

Balance Sheet Summary:

(in thousands)	Oct. 26, 2012	April 27, 2012
Cash and equivalents	$4,820	$35,946
Other current assets	93,899	67,701
Net property, plant and equipment	909,752	883,295
Goodwill and other intangible assets	63,352	41,444
Other non-current assets	39,667	37,391

Total assets	$1,111,490	$1,065,777
Current portion of long-term debt	$48,571	$38,571
Line of credit	99,759	—
Other current liabilities	147,754	156,318
Long-term debt	49,380	97,145
Other long-term liabilities	121,611	117,157
Stockholders’ equity	644,415	656,586

Total liabilities and equity	$1,111,490	$1,065,777

Fiscal 2013 – Quarter 2 p 25